Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

PLUG POWER, Inc.

NON-EXECUTIVE CHAIRMAN AGREEMENT

This Non-Executive Chairman Agreement (the “Agreement”) is entered into as of March 2, 2026 (the “Effective Date”), by and between Plug Power Inc. (the “Company”) with a business address of 125 Vista Boulevard, Slingerlands, New York 12159, and Andrew J. Marsh (the “Chairman”). The Board of Directors (the “Board”) of the Company desires to have the Chairman serve as the Chairman of the Board, and the Chairman is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the parties agree as follows:

1.Term.  From and after the Effective Date, the Chairman shall serve as Chairman of the Board and as a director on the Board in a non-executive capacity and shall not be either an employee or officer of the Company, or serve in any other position with the Company or any of its affiliates, other than in a transitional advisor role pursuant to that certain Transitional Consulting Agreement entered into by and between the Chairman and the Company, dated on or about March 2, 2026 (the “Transitional Consulting Agreement”). The term of the Chairman’s service as non-executive Chairman of the Board under this Agreement shall commence on the Effective Date and end on the two-year anniversary of the Effective Date (the “Term”); provided, however, that prior to the time that the Term would otherwise expire, the Term may be extended for a period of one additional fiscal year by mutual agreement of the Chairman and the Board and there shall be no limit on the number of times that the Chairman and the Board may agree to such an extension (such additional one-year period(s), the “Extended Term”) and references in this Agreement to the Term shall include the Extended Term.

2.Duties.  The Chairman shall serve as the non-executive Chairman of the Board, and shall, in a manner consistent with applicable legal and corporate governance standards: (i) regularly attend and preside at Board meetings; (ii) chair the annual meeting of the Company’s stockholders; (iii) support critical external relationships, as determined by the Company’s Chief Executive Officer and Chief Financial Officer; and (iv) perform such other duties as are customary for a non-executive chair.

3.Commitment.  During the Term, the Chairman will devote such time as is reasonably necessary to discharge the duties and responsibilities assigned to the Chairman hereunder and shall serve the Company faithfully and to the best of his ability.

4.Compensation.

(a)Annual Cash Retainer.  During the Term, the Chairman shall be entitled to receive an annual cash retainer equal to $200,000 USD (the “Cash Retainer”), payable on a quarterly basis in arrears. The Cash Retainer shall be in lieu of and not in addition to any cash directors’ fees or other cash compensation otherwise payable to non-employee members of the Board under the Company’s Third Amended and Restated Non-Employee Director Compensation Policy (as amended from time to time, the “Director Compensation Policy”).

(b)Annual Equity Retainer.  In addition to the Cash Retainer, subject to the Chairman’s continued Service Relationship (as defined in the Company’s 2021 Stock Option and

Incentive Plan (as amended from time to time, the “Plan”)) with the Company on each applicable date of grant, the Chairman shall automatically, without further resolution by the Board or the Compensation Committee of the Board, receive (i) an initial, one-time equity award (the “Initial Award”) and (ii) thereafter, an annual equity award with a Value (as defined below) of $225,000 (the “Annual Award”). The Initial Award shall be granted on the Effective Date and shall be in the form of a non-qualified stock option, which shall vest in full on the one-year anniversary of the date of grant; provided, however, that all vesting shall cease if the Chairman ceases to have a Service Relationship (as defined in the Plan), unless the Board determines in its discretion that the circumstances warrant continuation of vesting. The Initial Award shall expire ten years from the date of grant and shall have a per share exercise price equal to the Fair Market Value (as defined in the Plan) of the Company’s common stock on the date of grant. Unless otherwise determined by the Board or the Compensation Committee of the Board, each Annual Award will be granted on each anniversary of the Effective Date occurring during the Term and will be fifty percent (50%) in the form of a non-qualified stock option and fifty percent (50%) in the form of restricted common stock, and each such award will vest in full on the first anniversary of the date of grant; provided, however, that all vesting shall cease if the Chairman ceases to have a Service Relationship, unless the Board determines in its discretion that the circumstances warrant continuation of vesting. The stock option portion of each Annual Award shall expire ten years from the date of grant and shall have a per share exercise price equal to the Fair Market Value (as defined in the Plan) of the Company's common stock on the date of grant. Each Initial Award and Annual Award will be subject to the terms of the Plan and the applicable award agreement(s). All outstanding Initial Award and Annual Awards held by the Chairman shall become fully vested upon a Sale Event (as defined in the Plan). Except with respect to the Initial Award and the Annual Awards, the Chairman shall not be eligible to receive any other equity award under the Director Compensation Policy. For purposes of this Agreement, “Value” means with respect to (i) any stock option award, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Financial Accounting Standard Board Accounting Standards Codification Topic 718; and (ii) any award of restricted stock, the product of (A) the closing price on the NASDAQ Capital Market (or such other market on which the Company’s common stock is then principally listed) of one share of the Company’s common stock on the grant date, and (B) the aggregate number of shares of common stock underlying such award.

(c)COBRA. The Chairman's coverage under the Company's group health plans shall continue to and including the end of the month in which the Effective Date occurs. The Chairman may elect to continue coverage under such group health plans thereafter pursuant to and in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The Chairman will be responsible for payment of premiums for continuation coverage under COBRA. In recognition of the cessation of subsidized group health plan coverage, the Company shall provide a payment to the Chairman equal to the Company's share of the monthly group health premiums in effect for current employees on the Effective Date, multiplied by twelve (12) (the “COBRA Subsidy Period”), less applicable withholdings and deductions. Such payment shall be made in a lump sum within thirty (30) days following the commencement of the Chairman's COBRA coverage, or, at the Company's election, in equal monthly instalments over the COBRA Subsidy Period.

(d)Existing Equity Awards. The Chairman shall continue to vest in all outstanding equity awards held by the Chairman as of the Effective Date, subject to the Chairman’s continued Service Relationship through each applicable vesting date, and such equity awards shall continue to be governed by the terms of the Plan and each applicable award agreement. For the avoidance of doubt, the Chairman’s cessation as the Company’s Chief Executive Officer and commencement as a non-executive Chairman pursuant to this Agreement shall not constitute a termination of the Chairman’s Service Relationship with the Company for purposes of the Chairman’s outstanding equity awards.

5.Business and Entertainment Expenses. During the Term, the Company shall provide reasonable administrative support to the Chairman in connection with the performance of his duties as non-executive Chairman of the Board, consistent with past practice and subject to the Company’s policies. During the Term, upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company shall pay or reimburse the Chairman for all reasonable business-related expenses that the Chairman incurs in performing his duties under this Agreement. As a condition to reimbursement by the Company, the Chairman shall be required to submit to the Company an itemized account, with receipts attached, within thirty (30) days after such expenses are incurred, and the Company shall reimburse any expense within thirty (30) days after such amounts are approved for reimbursement.

6.Termination of Non-Executive Chairman.

(a)General.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company to remove the Chairman from the Board in accordance with the Company’s governing documents and Delaware corporate law, provided that removal from the position of non-executive Chairman shall not, by itself, constitute removal as a director. Upon cessation of the Chairman’s service as a member of the Board for any reason, the Company shall have no obligation to provide the Chairman any additional compensation or benefits other than (i) any annual cash compensation earned, but unpaid through the date of cessation, which amount shall be paid within thirty (30) days following the date of cessation, and (ii) reimbursement of any unreimbursed business expenses, which amount shall be paid pursuant to Section 5.

(b)Post-Service Obligations. The Chairman agrees that the Chairman will continue to comply with the provisions of any non-disclosure, confidential information or similar agreement to which the Chairman is a party according to the terms of such agreement, including the Chairman’s confidentiality obligations under the Transitional Consulting Agreement, including the confidentiality provisions set forth in Exhibit C therein. The Chairman also agrees that upon the Chairman’s cessation as Chairman of the Board, the Chairman will promptly deliver to the Company all documents and data of any nature containing or pertaining to the Company’s confidential and proprietary information and that Chairman will not retain any such documents or data or any reproduction thereof, except for those materials that are reasonably necessary for him to discharge competently any continuing duties and responsibilities as a member of the Board, which materials shall be promptly returned at the time that the Chairman is no longer a member of the Board.

7.Indemnification. The Chairman and the Company shall enter into a separate indemnification agreement in substantially the form approved by the Board (the “Indemnification Agreement”), which shall supersede any prior indemnification agreement between the Company and the Chairman and which shall provide for indemnification and advancement of expenses to the fullest extent permitted by applicable law.

8.Miscellaneous.

(a)Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to the conflict of laws principles of such State. Any action or proceeding arising out of this Agreement shall be commenced exclusively in courts located in

Albany, New York, and the parties hereby consent to the jurisdiction of any state or federal court located therein.

(b)Assignability. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of the Chairman upon the Chairman’s death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall mean any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. This Agreement shall not be assignable by the Chairman. This Agreement may be assigned by the Company to a successor. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(c)Entire Agreement. This Agreement and any documents referred to herein constitute the entire agreement of the parties with respect to the Chairman’s service as non-executive Chairman of the Board and supersede all agreements, arrangements and understandings between the parties relating to the Chairman’s employment with the Company, including that certain employment agreement by and between the Chairman and the Company, dated April 7, 2008 (the “Prior Employment Agreement”).  Notwithstanding the foregoing, (i) the Transitional Consulting Agreement (including Exhibit C thereto), (ii) the Indemnification Agreement and (iii) any equity award agreements granted under the Company’s equity plans shall remain in full force and effect in accordance with their terms. For the avoidance of doubt, all compensation, severance, bonus, change-in-control, benefit and other employment-related provisions contained in the Prior Employment Agreement are hereby terminated and shall have no further force or effect except to the extent previously accrued and unpaid

(d)Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

If to the Company:	Plug Power Inc.
125 Vista Boulevard
Slingerlands, New York 12159
Attention: General Counsel

If to the Chairman:	Andrew J. Marsh
[***]

(e)Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have executed this Non-Executive Chairman Agreement as of the Effective Date.

PLUG POWER INC.		CHAIRMAN

By:	/s/ GEORGE C. MCNAMEE	By:	/s/ ANDREW J. MARSH

Name:	George C. McNamee	Name:	Andrew J. Marsh

Title:	Lead Director	Title:	Chairman